Exhibit 8.1

Consolidated Subsidiaries	Country of Incorporation	Name under which subsidiary or equity investee does business
Global Bilgi Pazarlama Danisma ve Cagri Servisi Hizmetleri A.S.	Turkey	Turkcell Global Bilgi
Turktell Bilisim Servisleri A.S.	Turkey	Turktell
Superonline Iletisim Hizmetleri A.S.	Turkey	Turkcell Superonline
Turkcell Satis ve Dijital Is Servisleri A.S.	Turkey	Turkcell Satıs
Turkcell Teknoloji Arastirma ve Gelistirme A.S.	Turkey	Turkcell Teknoloji
Kule Hizmet ve Isletmecilik A.S.	Turkey	Global Tower
Rehberlik Hizmetleri Servisi A.S.	Turkey	Rehberlik Hizmetleri
Turkcell Odeme ve Elektronik Para Hizmetleri A.S.	Turkey	Turkcell Odeme (or Paycell)
Inteltek Internet Teknoloji Yatirim ve Danismanlik Ticaret A.S.	Turkey	Inteltek
Turkcell Gayrimenkul Hizmetleri A.S.	Turkey	Turkcell Gayrimenkul
Beltel Telekomunikasyon Hizmetleri A.S.	Turkey	Beltel
Turkcell Finansman A.S.	Turkey	Turkcell Finansman (or Financell)
Turkcell Enerji Cozumleri ve Elektrik Satis Ticaret A.S.	Turkey	Turkcell Enerji
Kibris Mobile Telekomunikasyon Limited	Turkish Republic of Northern Cyprus	Kibris Telekom
Eastasian Consortium B.V.	Netherlands	Eastasia
Lifecell Ventures Cooperatief U.A.	Netherlands	Lifecell Ventures
Belarusian Telecommunication Network CJSC	Republic of Belarus	Belarusian Telecom
Beltower LLC	Republic of Belarus	Beltower
Lifetech LLC	Republic of Belarus	Lifetech
lifecell LLC	Ukraine	lifecell
UkrTower LLC	Ukraine	UkrTower
Global Bilgi LLC	Ukraine	Global LLC
Turkcell Europe GmbH	Germany	Turkcell Europe
Paycell LLC	Ukraine	Paycell LLC
Lifecell Digital Limited	Turkish Republic of Northern Cyprus	Lifecell Digital
Turkcell Ozel Finansman A.S.	Turkey	TOFAS
Turkcell Sigorta Aracilik Hizmetleri A.S.	Turkey	Turkcell Sigorta
Yaani Digital B.V.	Netherlands	Yaani Digital

Associates
Fintur Holdings B.V.	Netherlands	Fintur
Türkiye’nin Otomobil Girişim Grubu Sanayi ve Ticaret A.S.	Turkey	Turkiye’nin Otomobili (or TOGG)

Joint Venture
Sofra Kurumsal ve Odullendirme Hizmetleri A.S.	Turkey	Sofra

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